Exhibit 99

TI reports 3Q14 financial results and shareholder returns

Conference call on TI website at 4:30 p.m. Central time today

www.ti.com/ir

DALLAS (Oct. 20, 2014) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today reported third-quarter revenue of $3.50 billion, net income of $826 million and earnings per share of 76 cents.

Regarding the company’s performance and returns to shareholders, Rich Templeton, TI’s chairman, president and CEO, made the following comments:

•	“Revenue for the quarter was solidly in the upper half of our expected range and earnings were at the top of the range, marking another quarter of strong progress and execution.

•	“We delivered 8 percent year-over-year revenue growth. Analog and Embedded Processing comprised 82 percent of third-quarter revenue.

•	“Gross margin of 58.4 percent, a new record, reflects the quality of our portfolio of Analog and Embedded Processing products as well as the efficiency of our manufacturing strategy.

•	“Our cash flow from operations once again reflects the strength of our business model. Free cash flow for the trailing twelve-month period was up 20 percent from a year ago to $3.5 billion or 27 percent of revenue. This represents an improvement of 3 percentage points from a year ago and is consistent with our targeted range of 20-30 percent of revenue.

•	“We returned $4.2 billion to shareholders in the past twelve months through stock repurchases and dividends paid. In the quarter, we announced a dividend increase of 13 percent, resulting in an annualized rate of $1.36 per share.

•	“Our strategy to return to shareholders all free cash flow not needed for net debt retirement, and to return proceeds from exercises of equity compensation, reflects our confidence in the long-term sustainability of our business model.

•	“Our balance sheet remains strong, with $3.2 billion of cash and short-term investments at the end of the quarter, 81 percent of which was owned by the company’s U.S. entities. Inventory days were 108, consistent with our model of 105-115 days.

•	“TI’s outlook for the fourth quarter of 2014 is for revenue in the range of $3.13 billion to $3.39 billion and earnings per share between $0.64 and $0.74. At the midpoint of our range, revenue would increase 8 percent from the year-ago quarter. The annual effective tax rate for 2014 is expected to be about 28 percent, unchanged from our previous guidance.”

Free cash flow is a non-GAAP financial measure. Free cash flow is cash flow from operations less capital expenditures.

Earnings summary

Amounts are in millions of dollars, except per-share amounts.

	3Q14	3Q13	Change
Revenue	$3,501	$3,244	8%
Operating profit	$1,175	$844	39%
Net income	$826	$629	31%
Earnings per share	$0.76	$0.56	36%

Cash generation

Amounts are in millions of dollars.

		Trailing 12 Months
	3Q14	3Q14	3Q13	Change
Cash flow from operations	$1,383	$3,819	$3,270	17%
Capital expenditures	$103	$367	$402	-9%
Free cash flow	$1,280	$3,452	$2,868	20%
Free cash flow % of revenue	37%	27%	24%

Capital expenditures for the past twelve months were 3 percent of revenue. Our long-term goal is about 4 percent.

Cash return

Amounts are in millions of dollars.

		Trailing 12 Months
	3Q14	3Q14	3Q13	Change
Dividends paid	$319	$1,293	$1,084	19%
Stock repurchases	$670	$2,867	$2,734	5%
Total cash returned	$989	$4,160	$3,818	9%

The company’s targeted cash return is free cash flow plus proceeds from exercises of equity compensation minus net debt retirement.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Income

(Millions of dollars, except share and per-share amounts)

	For Three Months Ended September 30,
	2014	2013
Revenue	$3,501	$3,244
Cost of revenue (COR)	1,457	1,465

Gross profit	2,044	1,779
Research and development (R&D)	332	368
Selling, general and administrative (SG&A)	463	465
Acquisition charges	83	86
Restructuring charges/other	(9)	16

Operating profit	1,175	844
Other income (expense), net (OI&E)	3	(4)
Interest and debt expense	23	24

Income before income taxes	1,155	816
Provision for income taxes	329	187

Net income	$826	$629

Earnings per common share:
Basic	$.77	$.56

Diluted	$.76	$.56

Average shares outstanding (millions):
Basic	1,060	1,096

Diluted	1,074	1,111

Cash dividends declared per share of common stock	$.30	$.28

Percentage of revenue:
Gross profit	58.4%	54.8%
R&D	9.5%	11.3%
SG&A	13.2%	14.4%
Operating profit	33.6%	26.0%

As required by accounting rule ASC 260, net income allocated to unvested restricted stock units (RSUs), on which we pay dividend equivalents, is excluded from the calculation of EPS. The amount excluded is $13 million and $11 million for the quarters ending September 30, 2014 and 2013.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheets

(Millions of dollars, except share amounts)

	September 30,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$1,306	$1,435
Short-term investments	1,880	2,158
Accounts receivable, net of allowances of ($15) and ($29)	1,477	1,524
Raw materials	97	107
Work in process	905	954
Finished goods	749	665

Inventories	1,751	1,726

Deferred income taxes	378	461
Prepaid expenses and other current assets	964	797

Total current assets	7,756	8,101

Property, plant and equipment at cost	6,393	6,539
Accumulated depreciation	(3,463)	(3,030)

Property, plant and equipment, net	2,930	3,509

Long-term investments	219	210
Goodwill, net	4,362	4,362
Acquisition-related intangibles, net	1,982	2,305
Deferred income taxes	177	227
Capitalized software licenses, net	93	139
Overfunded retirement plans	135	119
Other assets	246	272

Total assets	$17,900	$19,244

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1,002	$1,000
Accounts payable	393	426
Accrued compensation	613	567
Income taxes payable	106	37
Deferred income taxes	2	2
Accrued expenses and other liabilities	527	691

Total current liabilities	2,643	2,723

Long-term debt	3,643	4,161
Underfunded retirement plans	222	253
Deferred income taxes	450	564
Deferred credits and other liabilities	471	492

Total liabilities	7,429	8,193

Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares.
Participating cumulative preferred. None issued.	—	—
Common stock, $1 par value. Authorized – 2,400,000,000 shares.
Shares issued – 1,740,815,939	1,741	1,741
Paid-in capital	1,314	1,125
Retained earnings	29,189	27,993
Treasury common stock at cost.
Shares: September 30, 2014 – 684,515,992; September 30, 2013 – 646,252,825	(21,305)	(19,236)
Accumulated other comprehensive income (loss), net of taxes	(468)	(572)

Total stockholders’ equity	10,471	11,051

Total liabilities and stockholders’ equity	$17,900	$19,244

Certain amounts in the prior period’s financial statement have been reclassified to conform to the current presentation.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Millions of dollars)

	For Three Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$826	$629
Adjustments to Net income:
Depreciation	213	217
Amortization of acquisition-related intangibles	80	83
Amortization of capitalized software	15	18
Stock-based compensation	62	71
Gains on sales of assets	(5)	(3)
Deferred income taxes	(27)	12
Increase (decrease) from changes in:
Accounts receivable	42	(30)
Inventories	(7)	(6)
Prepaid expenses and other current assets	96	247
Accounts payable and accrued expenses	(48)	(17)
Accrued compensation	127	96
Income taxes payable	(42)	(173)
Changes in funded status of retirement plans	32	30
Other	19	(23)

Cash flows from operating activities	1,383	1,151

Cash flows from investing activities:
Capital expenditures	(103)	(124)
Proceeds from asset sales	6	3
Purchases of short-term investments	(704)	(775)
Proceeds from short-term investments	412	681
Other	6	3

Cash flows from investing activities	(383)	(212)

Cash flows from financing activities:
Dividends paid	(319)	(308)
Stock repurchases	(670)	(734)
Proceeds from common stock transactions	68	349
Excess tax benefit from share-based payments	11	9

Cash flows from financing activities	(910)	(684)

Net change in Cash and cash equivalents	90	255
Cash and cash equivalents at beginning of period	1,216	1,180

Cash and cash equivalents at end of period	$1,306	$1,435

Certain amounts in the prior period’s financial statement have been reclassified to conform to the current presentation.

3Q14 segment results

	3Q14	3Q13	Change
Analog:
Revenue	$2,149	$1,931	11%
Operating profit	$802	$583	38%
Embedded Processing:
Revenue	$711	$668	6%
Operating profit	$114	$83	37%
Other:
Revenue	$641	$645	-1%
Operating profit*	$259	$178	46%

*	Includes Acquisition charges and Restructuring charges/other.

Compared with the year-ago quarter:

Analog: (includes High Volume Analog & Logic, Power Management, High Performance Analog and Silicon Valley Analog)

•	Revenue increased in all product lines, led by Power Management.

•	Operating profit increased primarily due to higher revenue and associated gross profit.

Embedded Processing: (includes Processors, Microcontrollers and Connectivity)

•	Revenue increased in all product lines, each of which grew by about the same amount.

•	Operating profit increased due to higher gross profit and lower operating expenses.

Other: (includes DLP® products, custom ASIC products, calculators, royalties and legacy wireless products)

•	Revenue was about even as a decline in legacy wireless products was mostly offset by growth in DLP products.

•	Operating profit increased due to higher gross profit, lower Restructuring charges/other and lower operating expenses.

Non-GAAP financial information

Free cash flow and associated ratios

This release includes references to free cash flow and ratios based on that measure. These are financial measures that were not prepared in accordance with generally accepted accounting principles in the United States (GAAP). Free cash flow was calculated by subtracting Capital expenditures from the most directly comparable GAAP measure, Cash flows from operating activities (also referred to as cash flow from operations).

The company believes that free cash flow and the associated ratios provide insight into its liquidity, its cash-generating capability and the amount of cash potentially available to return to investors, as well as insight into its financial performance. These non-GAAP measures are supplemental to the comparable GAAP measures.

Reconciliation to the most directly comparable GAAP-based measures is provided in the table below.

	For Three Months Ended September 30,	For Twelve Months Ended September 30,
	2014	2014	2013	Change
Cash flow from operations (GAAP)	$1,383	$3,819	$3,270	17%
Capital expenditures	(103)	(367)	(402)

Free cash flow (non-GAAP)	$1,280	$3,452	$2,868	20%

Revenue	$3,501	$12,804	$12,155

Cash flow from operations as a percent of revenue (GAAP)	40%	30%	27%
Free cash flow as a percent of revenue (non-GAAP)	37%	27%	24%

# #

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in markets such as personal electronics, especially the mobile phone sector, and industrial;

•	TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI’s ability to compete in products and prices in an intensely competitive industry;

•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;

•	Violations of or changes in the complex laws, regulations and policies to which our global operations are subject, and economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation, communications and information technology networks and fluctuations in foreign currency exchange rates;

•	Natural events such as health epidemics, severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;

•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;

•	Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;

•	Financial difficulties of our distributors or their promotion of competing product lines to TI’s detriment;

•	A loss suffered by a customer or distributor of TI with respect to TI-consigned inventory;

•	Customer demand that differs from our forecasts;

•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;

•	Impairments of our non-financial assets;

•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;

•	TI’s ability to recruit and retain skilled personnel;

•	Timely implementation of new manufacturing technologies and installation of manufacturing equipment, and the ability to obtain needed third-party foundry and assembly/test subcontract services;

•	TI’s obligation to make principal and interest payments on its debt;

•	TI’s ability to successfully integrate and realize opportunities for growth from acquisitions, and our ability to realize our expectations regarding the amount and timing of restructuring charges and associated cost savings; and

•	Breaches of our information technology systems.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s Form 10-K for the year ended December 31, 2013. The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments

Texas Instruments Incorporated (TI) is a global semiconductor design and manufacturing company that develops analog ICs and embedded processors. By employing the world’s brightest minds, TI creates innovations that shape the future of technology. TI is helping more than 100,000 customers transform the future, today. Learn more at www.ti.com.

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